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                                                                     EXHIBIT 3.3


                           CERTIFICATE OF AMENDMENT OF

                      RESTATED ARTICLES OF INCORPORATION OF

                                J2 COMMUNICATIONS


               James Jimirro and Gary Cowan, respectively, certify that:

               1. Messrs. Jimirro and Cowan are the president and Chief Financial Officer, respectively, of J2 Communications, a California corporation (the "Corporation").


               2. The Board of Directors of the Corporation has approved amending Article (IV) (a) of the Articles of Incorporation in the entirety as follows:


                IV.     Capital.

                        (a) The corporation is authorized to issue two (2) classes of shares designated as "Preferred Stock" and "Common Stock" respectively. The number of shares of Preferred Stock authorized to be issued is 2 million (2,000,000) and the number of shares of Common Stock authorized to be issued is 15 million (15,000,000).


               3. This amendment has been approved by the required vote of the shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The Corporation has not issued any preferred stock, and thus has only one class of stock outstanding, its Common Stock. Each outstanding share of common stock is entitled to one vote. The Corporation had 1,939,400 shares of Common Stock outstanding. The number of shares of Common Stock voting in favor of the amendment exceed the vote required, in that the affirmative vote of 1,074,014 shares, or 55% approved the amendment.


                                        /s/James Jimirro
                                        ----------------------------------------
                                        James Jimirro, President


                                        /s/Gary Cowan
                                        ----------------------------------------
                                        Gary Cowan, Chief Financial Officer


        Each of James Jimirro and Gary Cowan declare under penalty of perjury under the laws of the State of California that they have read the foregoing certificate and know the contents thereof and that the same is true of their own knowledge.

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Dated:  July 9, 1993                               /s/James Jimirro
                                                   James Jimirro


                                                   /s/Gary Cowan
                                                   Gary Cowan